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Exhibit 99.2

CONSENT OF DUFF & PHELPS, LLC

        We hereby consent to the use in the Registration Statement (Form S-4) of GP Investments Acquisition Corp. ("GPIA") and in the proxy statement/prospectus of GPIA, which is part of the Registration Statement, of our opinion letter, dated April 19, 2016, to the special transaction committee of GPIA, appearing as Annex H to such proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings "The Merger Proposal—Background of the Merger", "The Merger Proposal—GPIA's Board of Directors' Reasons for Approval of the Merger" and "The Merger Proposal—Description of Financial Analyses and Fairness Opinion of Duff & Phelps". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder (the "Regulations"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Act or the Regulations.

DUFF & PHELPS, LLC
By:	/s/ Duff & Phelps, LLC
June 21, 2016

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  Exhibit 99.2
CONSENT OF DUFF & PHELPS, LLC